Exhibit 1

AMCOR LIMITED

(ACN 000 017 372)

Constitution

[ as adopted at the 2004 AGM ]

Table of Contents

1.	Defined terms

2.	Issue of shares with special rights

3.	Preference shares

4.	Board’s power to issue shares

5.	Directors may participate

6.	Surrender of shares

7.	Joint holders

8.	Non-recognition of equitable or other interests

9.	Share transfer system

10.	Power to make calls

11.	Obligation for calls

12.	When a call is made

13.	Interest on the late payment of calls

14.	Instalments

15.	Notice requiring payment of sums payable

16.	Time and place for payment

17.	Forfeiture on non-compliance with notice

i

18.	Notice of forfeiture

19.	Disposal of forfeited shares

20.	Annulment of forfeiture

21.	Liability despite forfeiture

22.	Company’s lien or charge

23.	Sale of shares to enforce lien

24.	Title to shares forfeited or sold to enforce lien

25.	Payments by the Company

26.	Transfers; proper SCH transfers

27.	Board may refuse to register

28.	Transfer and certificate (if any)

29.	Transmission on death

30.	Transmission by operation of law

31.	Alteration of capital

32.	Calling of general meetings

33.	Notice of general meeting

34.	Business of general meetings

35.	Quorum

36.	Chairman

37.	Acting Chairman

38.	General conduct of meeting

39.	Adjournment

40.	Voting

41.	Taking a poll

42.	Special meetings

43.	Voting rights

44.	Voting rights of personal representatives, etc

45.	Proxies

46.	Validity, revocation

47.	Board may issue forms of proxy

48.	Attorneys of shareholders

49.	Number of Directors

50.	Power to appoint Directors

51.	Remuneration of Directors

52.	Share qualification for Directors

53.	Remuneration of Directors for extra services

54.	Travelling and other expenses

55.	Retirement benefits; superannuation contributions

56.	Disqualification of Auditor

57.	Directors may contract with Company

58.	Director may hold other office

59.	Exercise of voting power in other corporations

60.	Directors may lend to the Company

61.	Termination of office of Director

62.	Rotation to exclude Director who is terminated

63.	Retirement and nomination of Directors

64.	Appointment of a Managing Director and Deputy Managing Director

65.	Managing Director not to be subject to retirement by rotation

66.	Procedures relating to Board meetings

67.	Meetings by telephone or other means of communication

68.	Votes at meetings

69.	Chairman

70.	Powers of meetings

71.	Committees

72.	Validity of acts

73.	Resolution in writing

74.	General powers of the Board

75.	Power to borrow and guarantee

76.	Power to give security

77.	Power to authorise debenture holders, etc to make calls

78.	Power to issue bond, debenture or other security

79.	Personal liability of officer

80.	Seal

81.	Determination of dividend

82.	Dividend plans

83.	Interim dividends

84.	Distribution otherwise than in cash

85.	Capitalisation of profits

86.	Transfer of shares

87.	Retention of dividends; unclaimed dividends

88.	How dividends are payable

89.	Service of notices

90.	When notice deemed to be served

91.	Shareholder not known at registered address

92.	Calculation of period of notice

v

93.	Notice to transferor binds transferee

94.	Service on deceased shareholders

95.	Winding up

96.	Indemnity of officers; insurance; access

97.	Approval of partial takeover bids

98.	Restricted securities

Constitution of

AMCOR LIMITED (ACN 000 017 372)

PRELIMINARY

The Company is a public company limited by shares.

The replaceable rules in the Corporations Law do not apply to the Company.

INTERPRETATION

1.             Defined terms

1.1           In this Constitution unless the context requires otherwise:

ASX means Australian Stock Exchange Limited.

Board means the Directors for the time being of the Company or those of them who are present at a meeting at which there is a quorum.

business day means a day which is a business day for the purposes of the Listing Rules.

call includes any instalment of a call and any amount due on issue of any share.

Chairman means the Chairman of the Board or other person occupying the position of Chairman or Acting Chairman under Rule 36 or Rule 37.

Committee means a Committee to which powers have been delegated by the Board under Rule 71.

Company means Amcor Limited (ACN 000 017 372).

Constitution means this Constitution as amended.

Director means a person appointed or elected to the office of Director of the Company in accordance with this Constitution.

Law means the Corporations Law and includes a reference to the Corporation Regulations.

Listing Rules means the ASX Listing Rules.

Office means the registered office of the Company.

person and words importing persons include partnerships, associations and corporations, unincorporated and incorporated by Ordinance, Act of Parliament or registration as well as individuals.

Register means the register of shareholders of the Company.

registered address means the address of a shareholder specified on a transfer or any other address of which the shareholder notifies the Company as a place at which the shareholder is willing to accept service of notices.

retiring Director means a Director who is required to retire under Rule 63.1 and a Director who ceases to hold office under Rule 61.

Rules means these Rules, as amended.

SCH means securities clearing house as referred to in the Law.

Secretary means a person appointed as, or to perform the duties of, Secretary of the Company.

securities includes shares, rights to shares, options to acquire shares, instalment receipts and other securities with rights of conversion to equity.

shareholders present means shareholders present at a general meeting of the Company in person or by duly appointed representative, proxy or attorney.

writing and written includes printing, typing, lithography, facsimile and other modes of reproducing words in a visible form.

1.2           A word or phrase which is given a meaning by the Law has the same meaning in this Constitution.  Words in the singular include the plural and vice versa.

1.3           A reference to the Law or any other statute or regulation is to the Law, statute or regulation as modified or substituted.

1.4           A reference to the Listing Rules or the SCH Business Rules is to the Listing Rules or the SCH Business Rules (as the case may be) in force in relation to the Company after taking into account any waiver or exemption which is in force either generally or in relation to the Company.

1.5           The headings do not affect the construction of this Constitution.

SECURITIES

2.             Issue of shares with special rights

Without affecting any special rights conferred on the holders of any shares, any share in the capital of the Company may be issued with preferred, deferred or other special rights, obligations or restrictions, whether in regard to dividends, voting, return of share capital, payment of calls or otherwise, as the Board may determine.

3.             Preference shares

If the Company at any time proposes to issue any preference shares:

(a)           the preference shares may be issued on the terms that they are, or at the option of the Company are, liable to be redeemed out of share capital, profits or otherwise;

(b)           the preference shares confer on the holders the right to convert the preference shares into ordinary shares if and on the basis the Board determines at the time of issue of the preference shares;

(c)            (i)            the preference shares confer on the holders a right to receive out of the profits of the Company available for dividend a preferential dividend at the rate or of the amount (which may be subject to an index) and on the basis determined by the Board at the time of issue of the preference shares;

(ii)           in addition to the preferential dividend, the preference shares may participate with the ordinary shares in dividends declared by the Board if and to the extent the Board determines at the time of issue of the preference shares;  and

(iii)          the preferential dividend may be cumulative if and to the extent the Board determines at the time of issue of the preference shares;

(d)           the preference shares are to confer on the holders:

(i)            the right on redemption and in a winding up to payment in cash in priority to any other class of shares of:

(A)          the amount paid or agreed to be considered as paid on each of the preference shares; and

(B)           the amount (if any) equal to the aggregate of any dividends accrued (whether declared or not) but unpaid and of any arrears of dividends;  and

(ii)           the right, in priority to any payment of dividend on any other class of shares, to the preferential dividend;

(e)           the preference shares do not confer on the holders any further rights to participate in assets or profits of the Company;

(f)            the holders of the preference shares have the same rights as the holders of ordinary shares to receive notices, reports and accounts and to attend and be heard at all general meetings, but are not to have the right to vote at general meetings except as follows:

(i)            on any question considered at a general meeting if, at the date of the meeting, the dividend on the preference shares is in arrears;

(ii)           at a general meeting on a proposal:

(A)          to reduce the share capital of the Company;

(B)           that affects rights attached to the preference shares;

(C)           to wind up the Company;

(D)          for the disposal of the whole of the property, business and undertaking of the Company;

(iii)          at a general meeting on a resolution to approve the terms of a buy-back agreement;  and

(iv)          on any question considered at a general meeting held during the winding up of the Company;  and

(g)           the Company may issue further preference shares ranking pari passu in all respects with (but not in priority to) other preference shares already issued and the rights of the issued preference shares are not to be taken to have been varied by the further issue.

4.             Board’s power to issue shares

Except as provided by contract or this Constitution to the contrary, all unissued shares are under the control of the Board which may grant options on the shares, issue or otherwise dispose of the shares on the terms and conditions and for the consideration it thinks fit.  An issue of shares of the same class as an existing class of shares is not to be considered to constitute a variation of the rights of the holders of shares in the existing class.

5.             Directors may participate

Subject to the Listing Rules, any Director or any person who is an associate of a Director for the purposes of the Listing Rules may participate in any issue by the Company of securities.

6.             Surrender of shares

In its discretion, the Board may accept a surrender of shares by way of compromise of any question as to whether or not those shares have been validly issued or in any other case where the surrender is within the powers of the Company.  Any shares surrendered may be sold or re-issued in the same manner as forfeited shares.

7.             Joint holders

Where two or more persons are registered as the holders of any shares, they are considered to hold the shares as joint tenants with benefits of survivorship subject to the following provisions:

(a)           Number of holders

the Company is not bound to register more than four persons as the holders of the shares (except in the case of personal representatives of a deceased shareholder);

(b)           Liability for payments

the joint holders of the shares are liable severally as well as jointly in respect of all payments which ought to be made in respect of the shares;

(c)           Death of joint holder

on the death of any one of the joint holders, the survivor is the only person recognised by the Company as having any title to the shares but the Board may require evidence of death and the estate of the deceased joint holder is not released from any liability in respect of the shares;

(d)           Power to give receipt

any one of the joint holders may give a receipt for any dividend, bonus or return of capital payable to the joint holders;

(e)           Notices and certificates

only the person whose name stands first in the Register as one of the joint holders of the shares is entitled, if the Company determines to issue certificates for shares, to delivery of a certificate relating to the shares or to receive notices from the Company and any notice given to that person is considered to be notice to all the joint holders; and

(f)            Votes of joint holders

any one of the joint holders may vote at any meeting of the Company either personally or by duly authorised representative, proxy or attorney, in respect of the shares as if that joint holder was solely entitled to the shares.  If more than one of the joint holders are present personally or by duly authorised representative, proxy or attorney, only the vote of the joint holder whose name appears first in the Register counts.

8.             Non-recognition of equitable or other interests

Except as otherwise provided in this Constitution, or as required by law, the Company is entitled to treat the registered holder of any share as the absolute owner of the share and is not bound to recognise (even when having notice) any equitable or other claim to or interest in the share on the part of any other person.

FORM OF HOLDING OF SHARES

9.             Share transfer system

To facilitate any participation by the Company in any share transfer system introduced by or acceptable to ASX, the Board may:

(a)           accept any instrument of transfer, transfer document or other method of transfer in accordance with the requirements of the share transfer system; and

(b)           despite any other provision in this Constitution, do all things it considers necessary, required or authorised by the Law, the Listing Rules or the SCH Business Rules in connection with the share transfer system.

CALLS

10.          Power to make calls

Subject to the terms on which any shares may have been issued and in accordance with the Listing Rules, the Board may make calls on the shareholders in respect of money unpaid on their shares.  Each shareholder is liable to pay the amount of each call in the manner, at the time and at the place specified by the Board.  Calls may be made payable by instalments.

11.          Obligation for calls

The Company may make arrangements on the issue of shares for a difference between the holders of those shares in the amount of calls to be paid and the time of payment of the calls.

12.          When a call is made

A call is deemed to have been made at the time when the resolution of the Board authorising the call was passed.  The call may be revoked or postponed at the discretion of the Board at any time prior to the date on which payment in respect of the call is due.  The non-receipt of a notice of any call by, or the accidental omission to give notice of any call to, any shareholder does not invalidate the call.

13.          Interest on the late payment of calls

If any sum payable in respect of a call is not paid on or before the date for payment, the shareholder from whom the sum is due is to pay interest on the unpaid amount from the due date to the date of payment at the rate the

Board determines.  The Board may waive the whole or part of any interest paid or payable under this Rule.

14.          Instalments

If, by the terms of an issue of shares, any amount is payable in respect of any shares by instalments, every instalment is payable as if it is a call duly made by the Board of which due notice had been given, and all provisions of this Constitution with respect to the payment of calls and of interest or to the forfeiture of shares for non-payment of calls or with respect to liens or charges apply to the instalment and to the shares in respect of which it is payable.

FORFEITURE AND LIEN

15.          Notice requiring payment of sums payable

If any shareholder fails to pay any sum payable in respect of any shares, either for issue money, calls or instalments, on or before the day for payment, the Board may serve a notice on the shareholder requiring that shareholder to pay the sum together with interest accrued and all expenses incurred by the Company by reason of the non-payment.  The notice may be served at any time whilst any part of the sum remains unpaid.

16.          Time and place for payment

The notice referred to in Rule 15 must state a day on or before which the sum, interest and expenses (if any) are to be paid and the place where payment is to be made and that, if payment is not made by the time and at the place specified, the shares in respect of which the sum is payable are liable to be forfeited.

17.          Forfeiture on non-compliance with notice

If there is non-compliance with the requirements of any notice given under Rule 15, any shares in respect of which notice has been given may be forfeited by a resolution of the Board passed at any time after the day specified in the notice for payment.  The forfeiture is to include all dividends, interest and other money payable by the Company in respect of the forfeited shares and not paid before the forfeiture.

18.          Notice of forfeiture

When any share is forfeited, notice of the resolution of the Board must be given to the shareholder in whose name the share was registered immediately prior to the forfeiture, and an entry of the forfeiture and the date of forfeiture must be made in the Register.  Failure to give notice or make the entry as required by this Rule does not invalidate the forfeiture.

19.          Disposal of forfeited shares

Any forfeited share is considered to be the property of the Company and the Board may sell or otherwise dispose of or deal with the share in any manner it thinks fit and with or without any money paid on the share by any former holder being credited as paid up.

20.          Annulment of forfeiture

At any time before any forfeited share is sold or otherwise disposed of, the Board may annul the forfeiture of the share on any condition it thinks fit.

21.          Liability despite forfeiture

Any shareholder whose shares have been forfeited is, despite the forfeiture, liable to pay and must immediately pay to the Company all sums of money, interest and expenses owing on or in respect of the forfeited shares at the time of forfeiture, together with expenses and interest from that time until payment at the rate the Board determines.  The Board may enforce the payment or waive the whole or part of any sum paid or payable under this Rule as it thinks fit.

22.          Company’s lien or charge

The Company has a first and paramount lien or charge, for unpaid calls, instalments, interest due in relation to any calls or instalments and any amounts the Company is called on by law to pay in respect of the shares of a shareholder, on shares registered in the name of the shareholder in respect of which the calls, instalments and interest are due and unpaid (whether then payable or not) or in respect of which the amounts are paid and on the proceeds of sale of the shares.  The lien or charge extends to all dividends and bonuses declared in respect of the shares but, if the Company registers a transfer of any shares on which it has a lien or charge without giving the transferee notice of any claim it may have at that time, the shares are freed and discharged from the lien or charge of the Company in respect of that claim.  The Board may do all things necessary or appropriate under the SCH Business Rules and the Listing Rules in order to protect or enforce any lien or charge.

23.          Sale of shares to enforce lien

For the purpose of enforcing a lien or charge, the Board may sell the shares which are subject to the lien or charge in any manner it thinks fit and with or without giving any notice to the shareholder in whose name the shares are registered, subject to the SCH Business Rules and the Listing Rules.

24.          Title to shares forfeited or sold to enforce lien

24.1         In a sale or a re-issue of forfeited shares or in the sale of shares to enforce a lien or charge, an entry in the Board’s minute book that the shares have been forfeited, sold or re-allotted in accordance with this Constitution is sufficient evidence of that fact as against all persons entitled to the shares immediately before the forfeiture, sale or re-issue of the shares.  The Company may receive the purchase money or consideration (if any) given for the shares on any sale or re-issue.

24.2         In a re-issue, a certificate signed by a Director or the Secretary to the effect that the shares have been forfeited and the receipt of the Company for the price of the shares constitutes a good title to them.

24.3         In a sale, the Company may appoint a person to execute, or may otherwise effect, a transfer in favour of the person to whom the shares are sold.

24.4         On the issue of the receipt or the transfer being executed or otherwise effected the person to whom the shares have been re-allotted or sold is to be registered as the holder of the shares, discharged from all calls or other money due in respect of the shares prior to the re-issue or purchase and the person is not bound to see to the regularity of the proceedings or to the application of the purchase money or consideration and the person’s title to the shares is not affected by any irregularity or invalidity in the proceedings relating to the forfeiture, sale or re-issue.

24.5         The net proceeds of any sale or re-issue are to be applied first in payment of all costs in relation to the enforcement of the lien or charge or the forfeiture and of the sale or re-issue, next in satisfaction of the amount in respect of which the lien or charge exists as is then payable to the Company (including interest) or the amount in respect of the forfeited shares then payable to the Company (including interest) and the residue (if any) paid to, or at the direction of, the person registered as the holder of the shares immediately prior to the sale or re-issue or to the person’s executors, administrators or assigns on the production of any evidence as to title required by the Board.

PAYMENTS BY THE COMPANY

25.          Payments by the Company

If any law of any place imposes or purports to impose any immediate or future or possible liability on the Company to make any payment, or empowers any government or taxing authority or government official to require the Company to make any payment, in respect of any securities held either jointly or solely by any holder or in respect of any transfer of those securities or in respect of any interest, dividends, bonuses or other money due or payable or accruing due or which may become due or payable to the holder by the Company on or in respect of any securities or for or on account or in respect of any holder of securities, whether because of:

(a)           the death of the holder;

(b)          the non-payment of any income tax or other tax by the holder;

(c)           the non-payment of any estate, probate, succession, death, stamp or other duty by the holder or a personal representative of that holder or by or out of the holder’s estate;

(d)          any assessment of income tax against the Company in respect of interest or dividends paid or payable to the holder;  or

(e)           any other act or thing,

the Company in each case:

(i)            is to be fully indemnified from all liability by the holder or the holder’s personal representative and by any person who becomes registered as the holder of the securities on the distribution of the deceased holder’s estate;

(ii)           has a lien or charge on the securities for all money paid by the Company in respect of the securities under or because of any law;

(iii)          has a lien on all dividends, bonuses and other money payable in respect of the securities registered in the Register as held either jointly or solely by the holder for all money paid or payable by the Company in respect of the securities because of any law, together with interest at a rate the Board may determine from the date of payment to the date of repayment, and may deduct or set off against any dividend, bonus or other money payable any money paid or payable by the Company together with interest;

(iv)         may recover as a debt due from the holder or the holder’s personal representative, or any person who becomes registered as the holder of the securities on the distribution of the deceased holder’s estate, any money paid by the Company because of any law which exceeds any dividend, bonus or other money then due or payable by the Company to the holder together with interest at a rate the Board may determine from the date of payment to the date of repayment;  and

(v)          except in the case of a proper SCH transfer, may, if any money is paid or payable by the Company under any law, refuse to register a transfer of any securities by the holder or the holder’s personal representative until the money and interest is set off or deducted or, in case the money and interest exceeds the amount of any dividend, bonus or other money then due or payable by the Company to the holder, until the excess is paid to the Company.

Nothing in this Rule affects any right or remedy which any law confers on the Company and any right or remedy enforceable by the Company whether against the holder or the holder’s personal representative.

TRANSFER AND TRANSMISSION OF SECURITIES

26.          Transfers; proper SCH transfers

26.1         A transfer of any securities may be effected by:

(a)           a written transfer in the usual or common form or in any form the Board may prescribe or in a particular case accept, duly stamped (if necessary) being delivered to the Office or other place as designated by the Board;

(b)           a proper SCH transfer, which is to be in the form required or permitted by the Law or the SCH Business Rules;  or

(c)           any other electronic system established or recognised by the Listing Rules in which the Company participates in accordance with the rules of that system.

26.2         Except in the case of a proper SCH transfer, the transferor is deemed to remain the holder of the securities transferred until the name of the transferee is entered on the Register.  A proper SCH transfer is taken to be recorded in the Register and the name of the transferee to be registered as the holder of the securities comprised in the proper SCH transfer, as provided in the SCH Business Rules.

26.3         The Board may take any action it thinks fit to comply with the SCH Business Rules and may request the SCH to apply a holding lock to prevent a transfer of securities the subject of the SCH Business Rules if the Board thinks fit.

27.          Board may refuse to register

27.1         The Board may refuse to register any transfer of securities:

(a)           if the registration of the transfer would result in a contravention of or failure to observe the provisions of any applicable law or the Listing Rules;

(b)           on which the Company has a lien; or

(c)           if permitted to do so under the Listing Rules.

27.2         The decision of the Board relating to the registration of a transfer is absolute.  Failure to give notice of refusal to register any transfer as may be required under the Law or the Listing Rules does not invalidate the decision of the Board.

28.          Transfer and certificate (if any)

28.1         Every transfer must be left for registration at the Office or any other place the Board determines.  Unless the Board otherwise determines either generally or in a particular case, the transfer is to be accompanied by the certificate (if any) for the securities to be transferred.  In addition, the transfer is to be accompanied by any other evidence which the Board may require to prove the title of the transferor, the transferor’s right to transfer the securities, due execution of the transfer or due compliance with the provisions of any law relating to stamp duty.  The requirements of this Rule do not apply in respect of a proper SCH transfer.

28.2         Subject to Rule 28.1, on each application to register the transfer of any securities or to register any person as the holder in respect of any securities transmitted to that person by operation of law or otherwise, the certificate (if any) specifying the securities in respect of which registration is required must be delivered to the Company for cancellation and on registration the certificate is considered to have been cancelled.

28.3         Each transfer which is registered may be retained by the Company for any period determined by the Board after which the Company may destroy it.

28A        Sale of Unmarketable Parcels of Shares

28A.1      The provisions of this Rule 28A have effect notwithstanding any provision in this Constitution to the contrary.

28A.2      Unless the context requires otherwise, in this Rule 28A the following definitions apply:

(a)           ‘Divested Shares’ means the shares held by a shareholder which are sold or disposed of by the Company in accordance with this Rule 28A.

(b)           ‘Divestment Notice’ means a written notice given by the Company under paragraph 28A.3(a)(i).

(c)           ‘Existing Shareholder’ means a shareholder who holds less than a Marketable Parcel of shares in the Company, but does not include a New Shareholders.

(d)           ‘New Shareholder’ means a shareholder who holds less than a Marketable Parcel of shares in the Company where:

(i)            that holding is a new holding crated by the transfer of a parcel of shares that was less than a Marketable Parcel at the time a proper ASTC transfer was initiated or a paper based transfer was lodged; and

(ii)           the transfer referred to in paragraph (i) occurred after the date on which this Rule came into effect.

(e)           ‘Specified Period’ means the time frame specified in a Divestment Notice in accordance with paragraph 28A.3(a)(i).

(f)            The terms ‘Marketable Parcel’ and ‘Takeover’ have the same meaning as given in the Listing Rules and the terms ‘CHESS Holding’, ‘Holding Adjustment’ and ‘Issuer Sponsored Holding’ have the same meaning as given in the ASTC Settlement Rules.

(g)           Where, under this Rule 28A, powers are conferred on the Secretary, such powers may be exercised either by the Secretary or by any person nominated by the Secretary.

28A.3

(a)           Subject to the Law, Listing Rules and ASTC Settlement Rules, the Company may sell the shares of an Existing Shareholder if:

(i)            the Company gives written notice (Divestment Notice) to that shareholder of its intention to sell or dispose of those shares in accordance with this Rule 28A within a specified time frame, being no less than 42 days after the date on which the notice is sent by the Company (Specified Period); and

(ii)           the shareholder does not given notice in writing to the Company before the end of the Specified Period that the shareholder wants to retain its shareholding, in which case the Company must not sell that shareholding.

(b)           Subject to paragraph (c), the Company may only exercise its powers under paragraph (a), in respect of one or more shareholders, once in any 12 month period.

(c)           From the date on which a Takeover in respect of the Company’s shares is publicly announced until the close of the offers under that Takeover, the Company’s powers under this Rule 28A cease to have any force of effect.

28A.4      Subject to the Law, Listing Rules and ASTC Settlement Rules, the Company may sell the shares of a New Shareholders and, before undertaking any such sale, may given the New Shareholder notice in writing of its intention to sell or dispose of the shareholder’s shares in accordance with this Rule 28A.

28A.5      The exercise by the Company of its powers under Rule 28A.3 and Rule 28A.4 extinguishes:

(a)           all interests in the Divested Shares of the former shareholder; and

(b)           all claims against the Company in respect of the Divested Shares by that shareholder,

and the remedy of any shareholder to whom this Rule 28A applies, in relation to the sale of that shareholder’s shares, is expressly limited to a right of action in damages against the Company to the exclusion of any other right, remedy or relief against any other person.

28A.6      Each Existing Shareholder in receipt of a Divestment Notice, unless the shareholder has given written notice to the Company in accordance with Rule

28A.3(a)(ii), and each New Shareholder, is deemed to have irrevocably appointed the Company as the shareholder’s agent to:

(a)           sell all of their shares to an arm’s length purchaser, provided that, in respect of an Existing Shareholder, the Company does not do so until after the end of the Specified Period; and

(b)           receive the sale proceeds on behalf of the shareholder,

although nothing in this Rule obliges the Company to sell those shares.  For the purpose of such a sale, the Company may initiate a Holding Adjustment to move all shares held by a member form a CHESS Holding to an Issuer Sponsored Holding or a certificated holding or take any other action the Company considers necessary or desirable to effect the sale and transfer of the shares.

28A.7      The Secretary may, in respect of any sale of a shareholder’s shares in the Company under this Rule 28A:

(a)           execute on behalf of such shareholder an instrument of transfer of all of the shareholder’s shares in the Company in such manner and form as the Secretary considers necessary and to deliver such share transfer to the purchaser; and

(b)           take any action on behalf of any such shareholder or the Company as the Secretary considers necessary to effect the sale and transfer of those shares.

28A.8      A certificate under the hand of the Secretary to the effect that shares sold under this Rule 28A have been duly sold will discharge the purchaser from all liability in respect of the purchase of those shares.

28A.9      A purchaser of shares sold under this Rule 28A will, upon being entered in the Register as the holder of the shares, have title to the shares which is not affected by any irregularity or invalidity in the action of the Company pursuant to this Rule 28A and will not be bound to see to the application of the purchase money or other consideration.

28A.10

(a)           If:

(i)            the Company sells a shareholder’s shares in the company on the shareholder’s behalf under this Rule 28A; and

(ii)           any certificate relating to the shares the subject of the sale has been received by the Company (or the Company is satisfied that the certificate has been lost or destroyed),

the Company must, within 60 days after completion of the sale, cause the proceeds of sale (less any amount due and unpaid in respect of those shares) to be sent to the shareholder entitled to those proceeds by sending a cheque made payable to the shareholder through the post to the address of that shareholder in the Register (or, in the case of joint holders, to that one whose name stands first in the Register in respect of the joint holding) or by any other means as determined by the Board.  Payment of any money under this Rule 28A is a the risk of the shareholder to whom it is sent and no money payable under this Rule 28A by the Company to a former shareholder bears interest as against the Company.

(b)           In the case of sale of a New Shareholder’s shares under this Rule 28A, the Company is entitled to deduct (and keep) from the proceeds of sale, the costs of sale as determined by the Company.  In any other case, the Company, or the purchaser of shares sold under this Rule 28A, must bear the costs of sale.  The costs of sale include all stamp duty, brokerage and government taxes and charges (except for tax on income or capital gains for the former shareholder) payable by the transferor.

28A.11    If the Company is entitled to exercise its powers under Rule 28A.4, the Company may, by resolution of the Directors, remove or change either or both:

(a)           the right to vote; and

(b)           the right to receive dividends (whether final or interim),

of the New Shareholder in respect of some or all of the shares liable to be sold or disposed of, provided that, after the sale of those shares, the Company must pay to the New Shareholder any dividends that have been withheld under this Rule 28A.11.

28A.12    Any determination made by or on behalf of the Company (including any determination made by the Secretary) under this Rule 28A, will be binding on, and conclusive against (in the absence of a manifest error), a shareholder.

29.          Transmission on death

The personal representative of a deceased shareholder (who is not one of several joint holders) is the only person recognised by the Company as having any title to securities registered in the name of the deceased shareholder.  Subject to compliance by the transferee with this Constitution, the Board may register any transfer signed by a shareholder prior to the shareholder’s death, despite the Company having notice of the shareholder’s death.

30.          Transmission by operation of law

A person (a transmittee) who establishes to the satisfaction of the Board that the right to any securities has devolved on the transmittee by will or by operation of law may be registered as a holder in respect of the securities or may (subject to the provisions in this Constitution relating to transfers) transfer the securities.  The Board has the same right to refuse to register the transmittee as would apply under Rule 27.1 if the transmittee was the transferee named in a transfer presented for registration.

31.          Alteration of capital

The Company in general meeting may reduce or alter its share capital in any manner permitted by Law (including, without limitation, by way of an in specie distribution of paid up shares or other securities of another body corporate, or other assets, in which case each shareholder appoints the Company its attorney to take all necessary action to perfect the transfer of the shares or other assets to the shareholder).  The Board may do anything which is required to give effect to any resolution authorising reduction or alteration of the share capital of the Company and, without limitation, may make provision for the issue of fractional certificates or sale of fractions of shares and distribution of net proceeds as it thinks fit.

GENERAL MEETINGS

32.          Calling of general meetings

By a resolution of the Board, the Company may call a general meeting of the Company to be held at the time and place and in the manner determined by the Board.  No shareholder may convene a general meeting of the Company except where entitled under the Law to do so.  By resolution of the Board any general meeting may be cancelled or postponed prior to the date on which it is to be held, except where the cancellation or postponement would be contrary to the Law.  The Board may give notice (if any) of cancellation or postponement as it thinks fit but any failure to give notice of cancellation or postponement does not invalidate the cancellation or postponement or any resolution passed at a postponed meeting.

33.          Notice of general meeting

Where the Company has called a general meeting notice of the meeting may be given in the form and manner in which the Board thinks fit.  The non-receipt of a notice of any general meeting by, or the omission to give notice to, any person entitled to notice, does not invalidate any resolution passed at that meeting.

PROCEEDINGS OF MEETINGS

34.          Business of general meetings

The business of an annual general meeting is to consider the accounts and reports required by the Law to be laid before each annual general meeting, to elect Directors in the place of those retiring under this Constitution, when relevant to appoint an auditor, and to transact any other business which, under this Constitution, is required to be transacted at any annual general meeting.  All other business transacted at an annual general meeting and all business transacted at other general meetings is special.  Except with the approval of the Board, with the permission of the Chairman or as permitted under the Law, no person may move at any meeting either:

(a)           in regard to any special business of which notice has been given under Rule 33, any resolution or any amendment of a resolution;  or

(b)           any other resolution which does not constitute part of special business of which notice has been given under Rule 33.

35.          Quorum

35.1         Three shareholders present constitute a quorum for a meeting.  No business may be transacted at any meeting except the election of a Chairman and the adjournment of the meeting unless a quorum is present at the commencement of the meeting.

35.2         If there is not a quorum at a general meeting within 15 minutes after the time specified in the notice of the meeting, the meeting is dissolved unless the Board adjourns the meeting to a date, time and place determined by it.  If no quorum is present at any adjourned meeting within 15 minutes after the time for the meeting, the meeting is dissolved.

36.          Chairman

36.1         The Chairman of the Board is entitled to chair every general meeting.

36.2         If at any general meeting:

(a)           the Chairman of the Board is not present at the specified time for holding the meeting; or

(b)           the Chairman of the Board is present but is unwilling to act as chairman of the meeting, the Deputy Chairman of the Board is entitled to chair the meeting.

36.3         If at any general meeting:

(a)           there is no Chairman of the Board or Deputy Chairman of the Board;

(b)           the Chairman of the Board and Deputy Chairman of the Board are not present at the specified time for holding the meeting;  or

(c)           the Chairman of the Board and the Deputy Chairman of the Board are present but each is unwilling to act as chairman of the meeting,

the Directors present may choose another Director as chairman of the meeting and if no Director is present or if each of the Directors present is unwilling to act as chairman of the meeting, a shareholder chosen by the shareholders present may chair the meeting.

37.          Acting Chairman

If during any general meeting the Chairman acting under Rule 36 is unwilling to chair any part of the proceedings, the Chairman may withdraw during the relevant part of the proceedings and may nominate any person who immediately before the general meeting was a Director or who has been nominated for election as a Director at the meeting to be Acting Chairman of the meeting during the relevant part of the proceedings.  On the conclusion of the relevant part of the proceedings the Acting Chairman is to withdraw and the Chairman is to resume to chair the meeting.

38.          General conduct of meeting

38.1         The general conduct of each general meeting of the Company and the procedures to be adopted at the meeting are as determined at, during or prior to the meeting by the Chairman.

38.2         The Chairman or a person acting with the Chairman’s authority may require any person who wishes to attend the meeting to comply with searches, restrictions or other security arrangements the Chairman or a person acting with the Chairman’s authority considers appropriate.  The Chairman or a person acting with the Chairman’s authority may refuse entry to any person who does not comply with the arrangements, any person who possesses a recording or broadcasting device without the consent of the Chairman or a person acting with the Chairman’s authority, or any person who possesses an article which the Chairman or person acting with the Chairman’s authority considers to be dangerous, offensive or liable to cause disruption.  At any time the Chairman considers it necessary or desirable for the proper and orderly conduct of the meeting, the Chairman may demand the cessation of debate or discussion on any business, question, motion or resolution being considered by the meeting and require the business, question, motion or resolution to be put to a vote of the shareholders present.

38.3         The Chairman may require the adoption of any procedures which are in the Chairman’s opinion necessary or desirable for the proper and orderly casting or recording of votes at any general meeting of the Company, whether on a show of hands or on a poll.

38.4         Any determination by the Chairman in relation to matters of procedure or any other matter arising directly or indirectly from the business is final.  Any challenge to a right to vote (whether on a show of hands or on a poll) may only be made at the meeting and may be determined by the Chairman whose decision is final.

39.          Adjournment

During the course of the meeting the Chairman may adjourn the meeting or any business, motion, question or resolution being considered or remaining to be considered by the meeting or any debate or discussion either to a later time at the same meeting or to an adjourned meeting.  If the Chairman exercises a right of adjournment of a meeting under this Rule, the Chairman has the sole discretion to decide whether to seek the approval of the shareholders present to the adjournment and, unless the Chairman exercises that discretion, no vote may be taken by the shareholders present in respect of the adjournment.  No business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

40.          Voting

40.1         The Chairman may determine that any question to be submitted to a general meeting be determined by a poll without first submitting the question to the meeting to be decided by a show of hands.

40.2         Unless the Chairman makes the determination referred to in Rule 40.1 or a poll is otherwise demanded in accordance with the Law, each question submitted to a general meeting is to be decided in the first instance by a show of hands.

40.3         In the case of an equality of votes, the Chairman has, both on a show of hands and on a poll, a casting vote in addition to any votes to which the Chairman may be entitled as a shareholder, or as proxy, attorney or properly appointed representative of a shareholder.

40.4         Unless a poll is demanded, a declaration by the Chairman following a vote on a show of hands that a resolution has been passed or lost is conclusive.

40.5         A poll may be demanded by a shareholder under the Law (and not otherwise) or by the Chairman.  No poll may be demanded on the election of a chairman of a meeting or, unless the Chairman otherwise determines, the adjournment of a meeting.  A demand for a poll may be withdrawn.

41.          Taking a poll

41.1         If a poll is demanded as provided in Rule 40.5, it is to be taken in the manner and at the time and place as the Chairman directs, and the result of the poll is the meeting’s resolution of the motion on which the poll was demanded.

41.2         A demand for a poll does not prevent the continuance of a meeting for the transaction of any business other than the question on which a poll has been demanded.  A poll demanded on any question of adjournment is to be taken at the meeting and without adjournment.

42.          Special meetings

All the provisions of this Constitution as to general meetings apply to any special meeting of any class of shareholders which may be held under the operation of this Constitution or the Law.

VOTES OF SHAREHOLDERS

43.          Voting rights

Subject to restrictions on voting affecting any class of shares and to Rules 3, 7(f) and 46:

(a)           on a show of hands:

(i)            subject to paragraphs (ii) and (iii), each shareholder present has one vote;

(ii)           where a shareholder has appointed more than one person as representative, proxy or attorney for the shareholder, none of the representatives, proxies or attorneys is entitled to vote;  and

(iii)          where a person is entitled to vote because of paragraph (i) in more than one capacity, that person is entitled only to one vote;  and

(b)           subject to Rule 43(c) on a poll, each shareholder present:

(i)            has one vote for each fully paid share held;  and

(ii)           for each other share held, has a vote in respect of the share which carries the same proportionate value as the proportion of the amount paid up (not credited) or agreed to be considered as paid up on the total issue price of that share at the time the poll is taken bears to the total issue price of the share (excluding amounts credited); and

(c)           on a poll, only shareholders present may vote unless, consistently with the Law, the Board has approved other means (including electronic) for the casting and recording of votes by shareholders on any resolution to be put to a general meeting.

44.          Voting rights of personal representatives, etc

Where a person satisfies the Board at least 48 hours before the holding of a general meeting (unless the person has previously satisfied the Board as to the person’s right to vote) that the person is a personal representative as referred to in Rule 29 or a transmittee as referred to in Rule 30, the person may vote at the general meeting in the same manner as if the person were the registered holder of the securities referred to in Rule 29 or 30, as the case requires.

45.          Proxies

45.1         A shareholder who is entitled to attend and cast a vote at a meeting of the Company may appoint a person as a proxy to attend and vote for the member in accordance with the Law but not otherwise.  Subject to Rule 45.2, a proxy appointed to attend and vote in accordance with the Law may exercise the rights of the shareholder on the basis and subject to the restrictions provided in the Law.

45.2         No member not personally present is entitled to vote on a show of hands except where the shareholder is a corporation present by a proxy or a company present by a representative properly authorised pursuant to the Law.

45.3         A form of appointment of a proxy is valid if it is in accordance with the Law or in any form which the Board may prescribe or accept.

45.4         Any appointment of proxy under Rule 45.3 which is incomplete may be completed by the Secretary on the authority of the Board and the Board may authorise completion of the proxy by the insertion of the name of any Director as the person in whose favour the proxy is given.

45.5         Voting instructions given by a shareholder to a Director or employee of the Company who is appointed as proxy (Company Proxy) are valid only if contained in the form of appointment of the Company Proxy.  If a shareholder wishes to give a Company Proxy appointed by the shareholder new instructions or variations to earlier instructions, the new instructions or variations are only valid if received at the Office before the meeting or adjourned meeting by a notice in writing signed by the shareholder.

45.6         For the purposes of Rule 45.5, where a notice of meeting provides for electronic lodgment of proxies, a proxy lodged at the electronic address specified in the notice is taken to have been received at the office and validated by the shareholder if there is compliance with the requirements set out in the notice.

46.          Validity, revocation

46.1         The validity of any resolution is not affected by the failure of any proxy or attorney to vote in accordance with instructions (if any) of the appointing shareholder.

46.2         A vote given in accordance with the terms of an instrument of proxy or power of attorney is valid despite the previous death or mental incapacity of the appointing shareholder, revocation of the instrument of proxy or power of attorney or transfer of the shares in respect of which the vote is given, provided no notice in writing of the death, mental incapacity, revocation or transfer has been received at the Office before the relevant meeting or adjourned meeting.

46.3         A proxy is not revoked by the appointing shareholder attending and taking part in the meeting, unless the appointing shareholder votes at the meeting on the resolution for which the proxy is proposed to be used.

47.          Board may issue forms of proxy

The Board may issue with any notice of general meeting of shareholders or any class of shareholders forms of proxy for use by the shareholders.  Each form may include the names of any of the Directors or of any other persons willing to act as proxies or as persons who are to be proxies where the shareholder does not specify in the form the name of the person or persons to be appointed as proxies.  The forms may be worded so that a proxy may be directed to vote either for or against each or any of the resolutions to be proposed.

48.          Attorneys of shareholders

Any shareholder may, by duly executed power of attorney, appoint an attorney to act on the shareholder’s behalf at all or certain specified meetings of the Company.  Before the attorney is entitled to act under the power of attorney, the power of attorney or proof of the power of attorney to the satisfaction of the Board must be produced for inspection at the Office or any other place the Board may determine together, in each case, with evidence of the due execution of the power of attorney as required by the Board.  The attorney may be authorised to appoint a proxy for the shareholder granting the power of attorney.

DIRECTORS

49.          Number of Directors

The number of Directors must be the number, not being less than seven nor more than fifteen, which the Board may determine but the Board may not reduce the number below the number of Directors in office at the time of the reduction.  All Directors are to be natural persons.

50.          Power to appoint Directors

The Board has the power at any time to appoint any person (including, without limitation, any person who is employed by the Company) as a Director, either to fill a casual vacancy or as an addition to the Board but so that the number of Directors does not exceed the maximum number determined under Rule 49.  Any Director appointed under this Rule may hold office only until the next annual general meeting of the Company and is then eligible for election at that meeting but is not to be taken into account in determining the number of Directors who are to retire by rotation at the meeting.

51.          Remuneration of Directors

As remuneration for services, each non-executive Director is to be paid out of the funds of the Company a sum determined by the Board payable at the time and in the manner determined by the Board but the aggregate remuneration paid to all the non-executive Directors in any year may not exceed an amount fixed by the Company in general meeting.  The expression remuneration in this Rule does not include any amount which may be paid by the Company under Rule 53, 54, 55 or 96.

52.          Share qualification for Directors

Within two months of a Director’s appointment and during the period of office of the Director, each Director is required to hold, or be the beneficial owner of, 1000 shares in the Company.

53.          Remuneration of Directors for extra services

Any Director who serves on any committee (other than any standing committee), who devotes special attention to the business of the Company, who otherwise performs services which in the opinion of the Board are outside the scope of the ordinary duties of a Director or who, at the request of the Board, engages in any journey on the business of the Company, may be paid extra remuneration as determined by the Board.

54.          Travelling and other expenses

Every Director is, in addition to any other remuneration provided for in this Constitution, entitled to be paid from Company funds all reasonable travel, accommodation and other expenses incurred by the Director in attending meetings of the Company or of the Board or of any Committees or while engaged on the business of the Company.

55.          Retirement benefits; superannuation contributions

55.1         Any person (including any officer of the Company) may be paid a benefit (including a prescribed benefit) in connection with the retirement from office (including a prescribed office) of any officer of the Company, in accordance with the Law and the Listing Rules.  The Board may make arrangements with any officer with respect to, providing for, or effecting payment of, benefits in accordance with this Rule.

55.2         Without limiting Rule 51, the Company may pay superannuation contributions for each Director to the extent necessary for the avoidance or minimisation of any penalty, charge, tax or other impost on the Company under any applicable legislation which imposes a penalty, charge, tax or other impost on employers if a minimum level of superannuation contributions is not paid for an employee (within the meaning of the legislation).

56.          Disqualification of Auditor

No auditor, partner, employer or employee of an auditor of the Company is eligible to be appointed or elected a Director of the Company.

57.          Directors may contract with Company

57.1         A Director is not disqualified by the office of Director from contracting or entering into any arrangement with the Company either as vendor, purchaser or otherwise and no contract or arrangement entered into with the Company by a Director nor any contract or arrangement entered into by or on behalf of the Company in which a Director is in any way interested may be avoided for that reason.  A Director is not liable to account to the Company for any profit realised by any contract or arrangement, by reason only of holding the office of Director or of the fiduciary relationship established by the office.

57.2         Except where a Director is constrained by the Law, a Director may be present at a meeting of the Board while a matter in which the Director has an interest is being considered and may vote in respect of that matter.

57.3         Despite having an interest in any contract or arrangement a Director may participate in the execution of any document evidencing or connected with the contract or arrangement, whether by signing, sealing or otherwise.

58.          Director may hold other office

58.1         A Director may hold any other office or position under the Company (except that of auditor) in conjunction with the office of Director, on terms and at a remuneration in addition to remuneration (if any) as a Director, as the Board approves.

58.2         A Director may be or become a director of or hold any other office or position under any corporation promoted by the Company, or in which it may be interested, whether as a vendor or shareholder or otherwise, or with any other corporation or organisation, and the Director is not accountable for any benefits received as a director or shareholder of, or holder of any other office or position under, the corporation or organisation.

59.          Exercise of voting power in other corporations

The Board may exercise the voting power conferred by the shares in any corporation held or owned by the Company as the Board thinks fit (including the exercise of the voting power in favour of any resolution appointing the Directors or any of them directors of that corporation or voting or providing for the payment of remuneration to the directors of that corporation) and a

Director of the Company may vote in favour of the exercise of those voting rights, despite the fact that the Director is, or may be about to be appointed, a director of that other corporation and may be interested in the exercise of those voting rights.

60.          Directors may lend to the Company

Any Director may lend money to the Company at interest with or without security or may, for a commission or profit, guarantee the repayment of any money borrowed by the Company or underwrite or guarantee the subscription of shares or securities of the Company or of any corporation in which the Company may be interested without being disqualified in respect of the office of Director and without being liable to account to the Company for the commission or profit.

TERMINATION OF OFFICE OF DIRECTOR

61.          Termination of office of Director

The office of a Director is terminated:

(a)           on the Director being absent from six consecutive meetings of the Board without leave of absence from the Board where the Board has not, within 14 days of having been served by the Secretary with a notice giving particulars of the absence, resolved that leave of absence be granted;

(b)           on the Director ceasing to comply with the share qualification in Rule 52;

(c)           on the Director resigning office by notice in writing to the Company;

(d)           on the Director being removed from office under the Law;

(e)           on the Director being prohibited from being a Director by reason of the operation of the Law; or

(f)            on the Director (other than the Managing Director) who is an employee of the Company or any of its subsidiaries ceasing to be employed (but the person concerned is eligible for reappointment or re-election as a Director of the Company).

62.          Rotation to exclude Director who is terminated

A Director whose office is terminated under Rule 61 is not to be taken into account in determining the number of Directors who are to retire by rotation at any annual general meeting.

ELECTION OF DIRECTORS

63.          Retirement and nomination of Directors

63.1         Subject to Rules 50 and 62, at every annual general meeting, one-third of the Directors (other than an exempt Managing Director under Rule 65) or, if their number is not a multiple of three, then the number nearest to but not less than one-third must retire from office.  A Director (other than an exempt Managing Director under Rule 65) must retire from office at the conclusion of the third annual general meeting after which the Director was elected or re-elected.  Any Director who retires (whether under this Rule or otherwise) at a general meeting and seeks re-election at the meeting retains office until the dissolution or adjournment of the meeting at which the Director retires.

63.2         The Directors to retire under Rule 63.1 are the Directors or Director longest in office since last being elected.  As between Directors who were elected on the same day the Directors to retire are (in default of agreement between them) determined by ballot.  The length of time a Director has been in office is calculated from the Director’s last election or appointment.  A retiring Director is eligible for re-election.

63.3         No person (other than a retiring Director) is eligible for election to the office of Director at any general meeting unless the person or a shareholder intending to nominate the person has given notice in writing signed by the nominee giving consent to the nomination and signifying either candidature for the office or the intention of the shareholder to nominate the nominee.  To be valid, the notice is required to be left at the Office not less than 35 business days nor more than 45 business days before the meeting unless the nominee has been recommended by the Board for election, in which case the notice is required to be left at the Office at least 28 days before the meeting.

MANAGING DIRECTOR

64.          Appointment of a Managing Director and Deputy Managing Director

The Board may appoint one or more of its members to be Managing Director and another to be Deputy Managing Director (who may respectively bear those titles or any other titles determined by the Board) for a period ending on the happening of events (if any) stipulated by the Board (and, in any event, upon the Managing Director or the Deputy Managing Director (as the case requires) ceasing to hold office as a Director), and at a remuneration which may be by way of salary or commission on or participation in profits or by any or all of these methods and otherwise on terms determined by the Board.  The Board may confer on and withdraw from a Managing Director or the Deputy Managing Director (as the case requires) any of the powers exercisable under this Constitution by the Board as it thinks fit and on any conditions it thinks expedient but the conferring of powers by the Board on a Managing Director or the Deputy Managing Director (as the case requires) does not exclude the exercise of those powers by the Board.

65.          Managing Director not to be subject to retirement by rotation

An exempt Managing Director is the Managing Director or, if there is more than one Managing Director, the Managing Director designated by the Board to be an exempt Managing Director.  An exempt Managing Director is not subject to retirement as a Director by rotation while continuing to hold the office of Director and is not to be taken into account in determining the rotation or retirement of Directors or the number of Directors to retire, but is subject to the same provisions as to termination of office under Rule 61 (other than Rule 61(f)) and removal as the other Directors of the Company.

PROCEEDINGS OF DIRECTORS

66.          Procedures relating to Board meetings

The Board may meet together, adjourn and otherwise regulate its meetings as it thinks fit.  Until otherwise determined by the Board, three Directors form a quorum.  The Board may at any time, and the Secretary, on the request of any two Directors, must convene a meeting of the Board.  Notice of meeting of the Board may be given by mail (electronic or otherwise), personal delivery or facsimile transmission to the usual place of business or residence of the Director or at any other address given to the Secretary by the Director or by any technology agreed by all the Directors.  A Director who is at any time not in the Commonwealth of Australia shall not during such time be entitled to notice of any such meeting.

67.          Meetings by telephone or other means of communication

The Board may meet either in person or by using any other technology (including, without limitation, telephone) consented to by all the Directors.  A consent may be a standing one.  A Director may only withdraw consent within a reasonable period before the meeting.  A meeting conducted by telephone or other means of communication is considered to be held at the place agreed on by the Directors attending the meeting if at least one of the Directors present at the meeting was at that place for the duration of the meeting.

68.          Votes at meetings

Questions arising at any meeting of the Board are decided by a majority of votes, and, in the case of an equality of votes, the Chairman has (except when only two Directors are present or except when only two Directors are competent to vote on the question then at issue) a second or casting vote.  A Director with a material personal interest in a matter that is being considered at a meeting of the Board may be counted in a quorum and, subject to the Law, may vote on the matter.

69.          Chairman

The Board may elect a Chairman and a Deputy Chairman of its meetings and determine the period for which each is to hold office.  If no Chairman or Deputy Chairman is elected or if at any meeting the Chairman and the Deputy Chairman are not present at the time specified for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

70.          Powers of meetings

A meeting of the Board at which a quorum is present is competent to exercise any of the authorities, powers and discretions for the time being vested in or exercisable by the Board.

71.          Committees

71.1         The Board may delegate any of its powers to Committees consisting of any one or more Directors or any other person or persons as the Board thinks fit.  In the exercise of delegated powers, any Committee formed or person or persons appointed to the Committee must conform to any regulations that may be imposed by the Board.  A delegate of the Board may be authorised to sub-delegate any of the powers for the time being vested in the delegate.

71.2         The meetings and proceedings of any Committee are to be governed by the provisions of this Constitution for regulating the meetings and proceedings of the Board so far as they are applicable and are not superseded by any regulations made by the Board under Rule 71.1.

72.          Validity of acts

72.1         All actions at any meeting of the Board or by a Committee or by any person acting as a Director are, despite the fact that it is afterwards discovered that there was some defect in the appointment of any of the Directors or the Committee or the person acting as a Director or that any of them were disqualified, as valid as if every person had been duly appointed and was qualified and continued to be a Director or a member of the Committee.

72.2         If the number of Directors is reduced below the minimum number fixed under this Constitution, the continuing Directors may act for the purpose of increasing the number of Directors to that number or of calling a general meeting of the Company but for no other purpose.

73.          Resolution in writing

A resolution in writing signed by all Directors or a resolution in writing of which notice has been given to all Directors and which is signed by a majority of the Directors entitled to vote on the resolution (not being less than the number required for a quorum at a meeting of the Board) is a valid resolution of the Board.  The resolution may consist of several documents in the same form each signed by one or more of the Directors.  A facsimile transmission or other document produced by mechanical or electronic means under the name of a Director with the Director’s authority is considered to be a document in writing signed by the Director.

POWERS OF THE BOARD

74.          General powers of the Board

The management and control of the business and affairs of the Company are vested in the Board, which (in addition to the powers and authorities conferred on it by this Constitution) may exercise all powers and do all things as are within the power of the Company and are not by this Constitution or by law required to be exercised or done by the Company in general meeting.

75.          Power to borrow and guarantee

Without limiting the generality of Rule 74, the Board may exercise all the powers of the Company to raise or borrow money, may guarantee the debts or obligations of any person and may enter into any other financing arrangement, in each case in the manner and on the terms it thinks fit.

76.          Power to give security

Without limiting the generality of Rule 74, the Board may charge any property or business of the Company or any of its uncalled capital and may issue debentures or give any other security for a debt, liability or obligation of the Company or of any other person, in each case in the manner and on the terms it thinks fit.

77.          Power to authorise debenture holders, etc to make calls

Without limiting the generality of Rule 74, if any uncalled capital of the Company is included in or charged by any debenture, mortgage or other security, the Board may authorise the person in whose favour the debenture, mortgage or other security is executed or any other person in trust for the person to make calls on the shareholders in respect of that uncalled capital and to sue in the name of the Company or otherwise for the recovery of money becoming due in respect of calls made and to give valid receipts for that money, and the authority continues for the duration of the debenture, mortgage or that other security, despite any change in the Directors, and is assignable if expressed to be.

78.          Power to issue bond, debenture or other security

Any bond, debenture or other security may be issued with or without the right of or obligation on the holder to exchange the bond, debenture or security in whole or in part for shares in the Company at any time and with any special privileges as to redemption, surrender, drawings, issue of shares, attending and voting at general meetings of the Company, appointment of Directors and with the general rights and on the conditions as the Board thinks fit.

79.          Personal liability of officer

If any Director or any officer of the Company is or may become personally liable for the payment of any sum which is or may become primarily due from the Company, the Board may charge the whole or any part of the assets of the Company by way of indemnity to secure the Director or officer from any loss in respect of the liability.

80.          Seal

The Company may have a common seal and a duplicate common seal which are to be used by the Company as determined by the Board.

DIVIDENDS

81.          Determination of dividend

81.1         The Board may determine that a dividend (including an interim dividend on account of the next forthcoming dividend) is payable and fix the amount, time for payment and method of payment.

81.2         Without limiting Rule 2, where the terms of any new issue of shares provide for the new shares to have different rights to dividend to other shares then on issue, the new shares have those different dividend rights.

81.3         Any dividend or interim dividend is (subject to the rights of, or any restrictions on, the holders of shares created or raised under any special arrangement as to dividend) payable on each share on the basis of the proportion which the amount paid or agreed to be considered to be paid

(excluding amounts credited) bears to the amount of the total issue price for the time being paid or agreed to be considered as paid (excluding amounts credited) or payable in respect of the share.  The dividend may be fixed at a rate per annum in respect of a specified period but no amount paid on a share in advance of calls is to be treated as paid on the share.

82.          Dividend plans

82.1         The Board may establish and maintain one or more dividend plans (including the establishment of rules for the administration of those plans) under which shareholders may elect with respect to some or all of their shares (subject to the rules of the relevant plan):

(a)           to reinvest in whole or in part dividends paid or payable or which may become payable by the Company to the shareholder in cash by subscribing for shares in the capital of the Company;

(b)           to be issued with shares instead of being paid a dividend;

(c)           that dividends from the Company not be declared or paid and that instead a payment or distribution other than a dividend (including without limitation an issue of bonus shares, with no amount credited to share capital account in connection with the issue of those shares) be made by the Company;

(d)           that cash dividends from the Company not be paid and that instead a cash dividend or payment or other distribution (including without limitation an issue or transfer of securities) be received from the Company, or a related body corporate of the Company, or any other entity determined by the Board; and

(e)           to participate in a dividend selection plan, including but not limited to a plan under which shareholders may elect to receive a dividend from the Company or any related body corporate which is less in amount but franked to a greater extent than the ordinary cash dividend declared by the Company or any related body corporate or to receive a dividend from the Company or any related body corporate which is greater in amount but franked to a lesser extent than the ordinary cash dividend declared by the Company or any related body corporate.

82.2         Under a dividend plan established in accordance with Rule 82.1, any shareholder may elect for a specified period or for a period to be determined by specified notice (in either case determined by the Directors and prescribed in the rules of the plan) that all or some of the ordinary shares held by that shareholder and designated by the shareholder in accordance with the rules of the plan (the designated shares) are to participate in the dividend plan.  During that period the designated shares are entitled to participate in the dividend plan subject to the rules of the dividend plan.

82.3         If there is any inconsistency between any dividend plan established in accordance with Rule 82.1 or the rules of any dividend plan and this Constitution, this Constitution prevails.

82.4         The Board is authorised to do all things which it thinks desirable or necessary for the purpose of implementing every dividend plan established in accordance with Rule 82.1.

82.5         The Board is authorised to vary the rules of any dividend plan established in accordance with Rule 82.1 in its discretion and to suspend or terminate any dividend plan in its discretion.  Any dividend plan may be suspended, terminated or varied by resolution of a general meeting of the Company.

82.6         Where the Company in general meeting has approved the adoption of a dividend plan, the Board may determine and announce that each shareholder entitled to participate in the dividend may elect that the payment of the dividend be satisfied in respect of all, or a number of shares less than all, of the shares held by the shareholder by the issue of paid up shares in accordance with the plan.

83.          Interim dividends

The Board may pay to the shareholders on account of any dividend any interim dividend it thinks fit.

84.          Distribution otherwise than in cash

84.1         When declaring a dividend the Board may determine that payment of the dividend be effected wholly or in part by the distribution of specific assets or documents of title and in particular by the issue or transfer of paid up shares, debentures, debenture stock or grant of options or other securities of the Company or any other corporation or entity.

84.2         The Board may appoint any officer of the Company to sign on behalf of each shareholder entitled to participate in the dividend any document in the Board’s opinion desirable or necessary:

(a)           to vest in the shareholder title to assets;  and

(b)           in the case of a distribution of shares in any corporation, to constitute the shareholder’s agreement to become a member of the corporation,

and, in executing the document, the officer acts as agent and attorney for the shareholder.

85.          Capitalisation of profits

85.1         The Board may resolve that the whole or any portion of any sum forming part of the undivided profits of the Company or standing to the credit of any reserve or other account, and which is available for distribution, be capitalised and distributed to shareholders in the same proportions in which the shareholders would be entitled to receive it if distributed by way of dividend or in accordance with either the terms of issue of any shares or the terms of any plan for the issue of securities for the benefit of officers or employees and that all or any part of the sum be applied on their behalf either in paying up the amounts for the time being unpaid on any issued shares held by them, or in paying up in full unissued shares or other securities of the Company to be issued to them accordingly, or partly in one way and partly in the other.

85.2         The Board may specify the manner in which any fractional entitlements and any difficulties relating to distribution are to be dealt with, including specifying that fractions are to be disregarded or that any fractional entitlements are to be increased to the next whole number or that payments in cash in lieu of fractional entitlements be made.

85.3         The Board may make all necessary appropriations and applications of the amount to be capitalised under Rule 85.1 and all necessary issues of fully paid shares or debentures.

85.4         Where required, the Board may appoint a person to sign a contract on behalf of the shareholders entitled on a capitalisation to any shares or debentures, which provides for the issue to them, credited as fully paid, of any further shares or debentures or for the payment by the Company on their behalf of the amounts or any part of the amounts remaining unpaid on their existing shares by the application of their respective proportions of the sum resolved to be capitalised.

86.          Transfer of shares

A transfer of a share only passes the right to any dividend determined but not paid on the share at the time of transfer:

(a)           in the case of a proper SCH transfer, if this is the effect of the SCH Business Rules;  and

(b)           in any other case, if the transfer is effected by the relevant record date.

87.          Retention of dividends; unclaimed dividends

87.1         The Board may retain the dividends payable on securities referred to in Rules 29 and 30 until the personal representative or the transmittee (as the case requires) becomes registered as the holder of the securities or properly transfers them.  The Board may retain any dividends in respect of which (or in respect of the shares on which the dividend is payable) the Company has a lien or charge under Rule 22 and may apply any retained dividends towards satisfaction of the calls, instalments or sums owing in respect of which the lien or charge exists.

87.2         All unclaimed dividends may be invested or otherwise made use of by the Board for the benefit of the Company until claimed or otherwise disposed of according to law.

88.          How dividends are payable

Payment of any dividend may be made in any manner and by any means as determined by the Board.  Without affecting any other method of payment which the Board may adopt, in each case at the risk of the shareholder, payment may be made to the shareholder entitled to the dividend or, in the case of joint holders, to the shareholder whose name stands first in the Register in respect of the joint holding.

NOTICES

89.          Service of notices

A notice may be given by the Company to any shareholder, or in the case of joint holders to the shareholder whose name stands first in the Register, personally, by leaving it at the shareholder’s registered address or by sending it by prepaid post or facsimile transmission addressed to the shareholder’s registered address or, in any case, by other electronic means determined by the Board.  If the notice is signed, the signature may be original or printed.

90.          When notice deemed to be served

Any notice sent by post is deemed to have been served at the expiration of 24 hours after the envelope containing the notice is posted and, in proving service, it is sufficient to prove that the envelope containing the notice was properly addressed and posted.  Any notice served on a shareholder personally or left at the shareholder’s registered address is deemed to have been served when delivered.  Any notice served on a shareholder by facsimile transmission is deemed to have been served when the transmission is sent.

91.          Shareholder not known at registered address

Where a shareholder does not have a registered address or where the Company has a reason in good faith to believe that a shareholder is not known at the shareholder’s registered address, a notice is deemed to be given to the shareholder if the notice is exhibited in the Office for a period of 48 hours (and is deemed to be duly served at the commencement of that period) unless and until the shareholder informs the Company of a registered place of address.

92.          Calculation of period of notice

If a given number of days’ notice or notice extending over any other period is required to be given, the day of service is not to be counted in the number of days or other period.

93.          Notice to transferor binds transferee

Every person who, by operation of law, transfer or any other means, becomes entitled to be registered as the holder of any shares is bound by every notice which, prior to the person’s name and address being entered in the Register in respect of the shares, was duly given to the person from whom title to the shares is derived.

94.          Service on deceased shareholders

A notice served in accordance with this Constitution is (despite the fact that the shareholder is then dead and whether or not the Company has notice of the shareholder’s death) deemed to have been duly served in respect of any registered shares, whether held solely or jointly with other persons by the shareholder, until some other person is registered in the shareholder’s place as the holder or joint holder.  The service is sufficient service of the notice or document on the shareholder’s personal representative and any persons jointly interested with the shareholder in the shares.

95.          Winding up

95.1         If the Company is wound up, whether voluntarily or otherwise, the liquidator may divide among all or any of the contributories as the liquidator thinks fit in specie or kind any part of the assets of the Company, and may vest any part of the assets of the Company in trustees on any trusts for the benefit of all or any of the contributories as the liquidator thinks fit.

95.2         Any division may be otherwise than in accordance with the legal rights of the contributories and, in particular, any class may be given preferential or special rights or may be excluded altogether or in part, but if any division otherwise than in accordance with the legal rights of the contributories is determined, any contributory who would be prejudiced by the division has a right to dissent and ancillary rights as if the determination were a special resolution passed under the Law relating to the sale or transfer of the Company’s assets by a liquidator in a voluntary winding up.

95.3         If any shares to be divided in accordance with Rule 95.1 involve a liability to calls or otherwise, any person entitled under the division to any of the shares may, by notice in writing within ten business days after the passing of the special resolution, direct the liquidator to sell the person’s proportion and pay the person the net proceeds and the liquidator is to act accordingly, if practicable.

INDEMNITY, INSURANCE AND ACCESS

96.          Indemnity of officers; insurance; access

96.1         The Company is to indemnify each officer of the Company out of the assets of the Company to the relevant extent against any liability incurred by the officer in or arising out of the conduct of the business of the Company or in or arising out of the discharge of the duties of the officer.

96.2         In addition to Rule 96.1, an officer of the Company and an officer of a subsidiary of the Company may be indemnified to the relevant extent out of the assets of the Company against any liability incurred by the officer in or arising out of the conduct of the business of the Company or of the subsidiary or in or arising out of the discharge of the duties of the officer where the Board considers it appropriate to do so.

96.3         Where the Board considers it appropriate, the Company may execute a documentary indemnity in any form in favour of any officer of the Company or a subsidiary.

96.4         Where the Board considers it appropriate, the Company may:

(a)           make payments by way of premium in respect of any contract effecting insurance on behalf or in respect of an officer of the Company or a subsidiary against any liability incurred by the officer in or arising out of the conduct of the business of the Company or of the subsidiary or in or arising out of the discharge of the duties of the officer; and

(b)           bind itself in any contract or deed with any officer of the Company or a subsidiary to make the payments.

96.5         Where the Board considers it appropriate, the Company may:

(a)           give a Director or former Director access to certain papers, including documents provided or available to the Board and other papers referred to in those documents; and

(b)           bind itself in any contract with a Director or former Director to give such access.

96.6         In this Rule 96:

(a)           officer means:

(i)            a Director, secretary, executive officer or employee; or

(ii)           a person appointed as a trustee by, or acting as a trustee at the request of, the Company or, where applicable, the subsidiary of the Company,

and includes a former officer.

(b)           duties of the officer includes, in any particular case where the Board considers it appropriate, duties arising by reason of the appointment, nomination or secondment in any capacity of an officer by the Company or, where applicable, a subsidiary of the Company to any other corporation.

(c)           to the relevant extent means:

(i)            to the extent the Company is not precluded by law from doing so;

(ii)           to the extent and for the amount that the officer is not otherwise entitled to be indemnified and is not actually indemnified by another person (including, but without limitation, a subsidiary or an insurer under any insurance policy);  and

(iii)          where the liability is incurred in or arising out of the conduct of the business of another corporation or in the discharge of the duties of the officer in relation to another corporation, to the extent and for the amount that the officer is not entitled to be indemnified and is not actually indemnified out of the assets of that corporation.

(d)           liability means all costs, charges, losses, damages, expenses, penalties and liabilities of any kind including, in particular, legal costs incurred in defending any proceedings (whether criminal, civil, administrative or judicial) or appearing before any court, tribunal, government authority or other body.

PROPORTIONAL TAKEOVER BIDS

97.          Approval of partial takeover bids

97.1         If offers are made under a proportional takeover bid for securities of the Company:

(a)           the registration of a transfer giving effect to a takeover contract resulting from the bid is prohibited unless and until a resolution ( an Approving Resolution) to approve the bid is passed in accordance with this Rule;

(b)           a person (other than the bidder or an associate of the bidder) who, as at the end of the day on which the first offer under the bid was made, held bid class securities is entitled to vote on an Approving Resolution;

(c)           a bidder or an associate bidder is not entitled to vote on an Approving Resolution;

(d)           an Approving Resolution is to be voted on at a meeting, convened and conducted by the Company, of the persons entitled to vote on the Approving Resolution; and

(e)           an Approving Resolution that has been voted on in accordance with this Rule is taken to have been passed if the proportion that the number of votes in favour of the resolution bears to the total number of votes on the resolution is greater than one half, and otherwise is taken to have been rejected.

97.2         This Rule 97 ceases to apply on the third anniversary of the later of the date of adoption or last renewal of this Rule.

98.          Restricted securities

98.1         Restricted securities within the meaning of the Listing Rules cannot be disposed of except as permitted by the Listing Rules or the ASX.

98.2         The Company must refuse to acknowledge a disposal (including registering a transfer) of restricted securities within the meaning of the Listing Rules except as permitted by the Listing Rules or the ASX.

98.3         During a breach of the Listing Rules relating to restricted securities within the meaning of the Listing Rules or a breach of a restriction agreement relating to the restricted securities, the holder of the restricted securities is not entitled to any dividend or distribution or voting rights in respect of the restricted securities except as permitted by the restriction agreement, the Listing Rules or the ASX.